November 16, 2007


To Whom It May Concern:

The firm of Chang G. Park, CPA
consents to the inclusion of our report of November 16, 2007 on the reviewed condensed consolidated financial statements of Cal Alta Auto Glass, Inc. and
Subsidiary as of September 30, 2007, in any filings that are necessary now or in the near future with the U.S.
Securities and Exchange Commission.



Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA